Exhibit 10.1

LEESPORT FINANCIAL CORP.
SEVERANCE AGREEMENT AND GENERAL RELEASE

This severance agreement and general release (“Agreement”) is made and entered into by and between Leesport Financial Corp., (“Corporation”), and James E. Kirkpatrick (“Employee”).

WHEREAS, Employee, has been employed by Leesport Bank, a division of Corporation, since December 14, 1998 and is currently Executive Vice President/Chief Lending Officer for Leesport Bank; and

WHEREAS, effective November 1, 2006, Employee will separate from employment with Corporation, and the parties agree that the separation is not a result of any disagreement with Corporation on any matter relating to Corporation’s operations or policies; and

WHEREAS, Corporation and Employee do not anticipate that there will be any disputes between them or legal claims arising out of Employee’s separation from Corporation, but nevertheless desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might otherwise arise out of Employee’s employment with Corporation or its termination.

NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1.  Separation.  The date of Employee’s termination from employment with Corporation of Employee is November 1, 2006.  The parties acknowledge and agree that, effective November 1, 2006, Employee hereby resigns from any other positions Employee currently holds as an officer, director or employee of Corporation or any of its direct or indirect subsidiaries, including without limitation, Leesport Realty Solutions, LLC and Leesport Mortgage Holdings, LLC.

2.  Continuation of Pay.  Corporation and Employee agree that Employee will receive twenty-one (21) weeks of severance pay, which is calculated based on his salary and job grade level as of November 1, 2006 and his eight (8) years of service, as per Corporation’s Severance Policy (“Policy”).  Although Employee is not entitled to benefits under the Policy, Employee and Corporation have agreed to use the severance pay schedule set forth in the Policy to establish the amount of severance pay set forth above.  Employee will be paid through the pay period ending November 18, 2006 utilizing remaining 2006 vacation days.  Severance pay will begin with the pay period beginning November 19, 2006 (received on December 1, 2006) and end with the pay period ending May 5, 2007 (received on May 11, 2007).

3.  Continuation of Benefits.  Corporation will continue Employee’s medical, dental, vision and basic life insurance coverages while Employee receives the payments described in Paragraph 2 above (less Employee’s normal bi-weekly contribution).  Any 401(k) Employee contribution and Corporation’s 401(k) match will not continue during the severance pay period that begins with the pay period beginning November 19, 2006.  Employee’s eligibility for coverage under benefit plans other than as provided for above, as may be applicable, will terminate on November 1, 2006 unless, to the extent provided for under the terms of specific benefit plans, such benefits continue until the end of a month during which Employee’s termination date occurs.

4.  Other Benefits.  Any benefits payable to Employee under Corporation’s other plans or arrangements, including options granted under Corporation’s 1999 Employee Stock Incentive Plan and benefits payable to Employee under that certain Supplemental Executive Retirement Plan, dated October 1, 2003, between Leesport Bank and Employee (the “SERP”), shall be paid in accordance with the terms of such plans or arrangements.  Payments shall be paid to Employee under the SERP in accordance with the terms thereof notwithstanding the provisions of Section 5.7.1 (relating to Non-Compete Provision), which are hereby expressly waived.  For purposes of termination of outstanding vested options granted under Corporation’s 1999 Stock Incentive Plan, (i) Corporation, as permitted by the terms of the Plan, hereby waives the applicable lapse provisions relating to such options and agrees that such options can be exercised until the date that is the earlier of the termination date of the applicable option or three months from the date of termination of employment and (ii) Corporation agrees that the date of termination of employment for purposes of determining the date on which outstanding options lapse shall be November 18, 2006.

5.  Confidentiality.

(a)  Since, as part of his employment, Employee had access to information of a nature not generally disclosed to the public, he will be expected and agrees to keep confidential and not disclose said information to anyone.  Following the execution of this Agreement, each party agrees to keep the facts and terms of this Agreement in strict confidence and refrain from making any negative or critical remarks about the other party including Corporation, and its subsidiaries, and affiliates and their respective officers, directors, employees, agents and representatives.  Except for litigation arising out of the breach or enforcement of this Agreement, this Agreement shall not be admissible in any legal proceeding.

(b)  In consideration of the payments to Employee set froth in Section 2 hereof, Employee agrees that, for a period of six (6) months following termination of Employee’s employment, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, employ, solicit, induce, or recruit any employee of Corporation or any of its subsidiaries or advise, encourage or solicit any of such persons to terminate their employment relationship with Corporation or any of such subsidiaries.

6.  References.  Employee agrees that any requests for references will only be directed to Corporation’s Human Resources Division.  Corporation agrees that in response to such reference requests, neutral references will be provided, i.e. Corporation will provide or confirm the dates Employees was employed by Corporation and the job title last held by Employee.  Corporation will not be liable and Employee agrees to hold Corporation harmless with respect to responses to any requests for references that are directed to any person or entity one other than Corporation’s Human Resources Division.

7.  Outplacement.  Corporation will provide Employee with outplacement services through Pennswood Partners for a period not to exceed six (6) months, and up to but not exceeding $5,000.00 in cost.

8.  General Release of Claims.  In keeping with the parties’ intent to allow for an amicable separation and as part of the parties’ accord, Employee, in consideration for the promises made in this Agreement, specifically but not limited to the payment, benefits, and rights detailed in paragraphs 2 and 3, which Employee agrees and acknowledges Employee would not otherwise be entitled to unless Employee signed this Agreement, Employee hereby releases Corporation, its successors and assigns, parent or holding companies, subsidiaries, and affiliates and their respective officers, directors, employees, agents and representatives (each a “Released Person”) of and from any and all debts, actions, causes of action, accounts, covenants, contracts, demands, obligations, agreements, promises, damages, costs and/or fees, and any and all claims and liabilities whatsoever of every name and nature, both in law and equity, including, without limitation, any and all claims Employee may have arising under the common law or under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Equal Pay Act, as amended, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Wage Payment and Collection Law, as amended, and any other federal, state, or local statutes, regulations, ordinance, or common law creating employment-related causes of action, and any and all claims in connection with or arising out of or relating to Employee’s employment, including but not limited to the termination of Employee’s employment, intentional or negligent infliction of emotional distress, fraud, defamation, slander, libel, invasion of privacy, negligence or wrongful discharge, that Employee has or may have arising up to and including the date of the execution of this Agreement (collectively, “Claims”), against all Released Persons that Employee now has or may have had, whether known or unknown.  Nothing in this paragraph will affect the ability of either Corporation or Employee to enforce rights or entitlements specifically provided for under this Agreement as set forth above.  Corporation’s obligations under this Agreement are contingent upon Employee’s compliance with all terms and conditions provided for herein, including Employee’s continued cooperation with Corporation.

9.  Notice of Rights Under ADEA.  In addition to Employee specifically and unconditionally releasing all the Released Persons from any and all Claims which arose up to and including the date of this Agreement, Employee further acknowledges with respect to Employee’s Release of Claims under the ADEA that:

(a)  Employee has waived Employee’s claims under the ADEA knowingly and voluntarily in exchange for the payment, benefits and rights set forth in paragraphs 2 and 3 of this

Agreement, and that Employee would not otherwise have been entitled to said payment, benefits, and rights;

(b)  By provision of this Agreement for Employee’s review and consideration, Employee is advised in writing by Corporation to consult with an attorney in connection with this Agreement;

(c)  Employee has been given a period of twenty-one (21) days within which to consider this Agreement but Employee understands and acknowledges that Employee need not consider this Agreement for that full twenty-one (21) day period before signing it;

(d)  Employee may revoke this Agreement within seven (7) days after the date Employee signs this Agreement and Employee’s waiver of ADEA claims will not become effective until the seven (7) day revocation period expires;

(e)  If Employee revokes this Agreement in accordance with subparagraph (D) above, Employee will no longer be eligible for the payments, benefits, and rights set forth in paragraphs 2 and 3; and

(f)  This release complies in all respects with Section 7(f) of the ADEA, that is, the waiver provisions of the Older Workers Benefit Protection Act.

10.  Entire Agreement; Modification.  This Agreement represents the entire agreement between Employee and Corporation with respect to the subject matter contained in this Agreement and supersedes all prior agreements, whether oral or written, between Employee and Corporation.  This Agreement may be amended only by a written instrument signed by Employee and Corporation or its successors or assigns.

11.  Waiver.  No consent to or waiver of any breach or default in the performance of any obligation under this Agreement shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations under this Agreement.  No action or course of conduct shall constitute a waiver of any of the terms of this Agreement and no waiver under this Agreement shall be effective unless it is in writing and signed by the party waiving the breach or default under this Agreement.

12.  Assignment.  This Agreement, and the rights and obligations of Employee and Corporation under this Agreement, shall inure to the benefit of and shall be binding upon Employee, Employee’s heirs and representatives, and upon Corporation, its successors and assigns.  This Agreement may not be assigned by Employee.

13.  Severability.

(a)  All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation.

(b)  If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force without being impaired or invalidated in any way.

14.  No Restriction on Right to File Administrative Charges or Complaints.  Nothing in this Agreement means that Employee may not file a charge or complaint of unlawful employment discrimination with, or assist in an investigation of a charge or complaint of unlawful employment discrimination by, the United States Equal Employment Opportunity Commission or any state or local agency (“Agency”) authorized to investigate charges or complaints of unlawful employment discrimination.  Employee also agrees to waive, now and in the future, all rights to compensation, damages or back pay resulting from a charge or complaint filed by Employee or on Employee’s behalf with or by any Agency regarding Employee’s employment with Corporation or the termination of that employment.

15.  Choice of Law.  This Agreement is intended to take effect as a sealed instrument, and all disputes arising under or related to it shall be governed by the law of the Commonwealth of Pennsylvania.

16.  Choice of Forum.  All disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction located within the Commonwealth of Pennsylvania.

17.  No Representations.  Employee acknowledges that Corporation has made no representations or warranties to Employee concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement.

November 1, 2006	/s/ Robert D. Davis
Date	Robert D. Davis
President and Chief Executive Officer Leesport Financial Corp.

I HAVE READ AND CAREFULLY CONSIDERED THIS AGREEMENT AND HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS ABOUT IT AND HAVE HAD MY QUESTIONS, IF ANY, ANSWERED.  FURTHER, CORPORATION HAS INDICATED THAT I AM FREE TO DISCUSS THIS AGREEMENT WITH MY FAMILY AND MY ATTORNEY.  I HEREBY STATE THAT I KNOW AND UNDERSTAND THAT, BY ACCEPTING BENEFITS UNDER THIS AGREEMENT AND SIGNING THIS AGREEMENT, I AM GIVING UP ANY RIGHT I MIGHT HAVE TO BRING A CLAIM AGAINST CORPORATION RELATED TO MY EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT.  I ALSO STATE THAT I KNOW AND UNDERSTAND THAT I WOULD NOT RECEIVE THE SEVEREANCE BENEFITS UNDER THIS AGREEMENT IF I DID NOT KNOWINGLY AND VOLUNTARILY ENTER INTO THIS AGREEMENT.  I FURTHER STATE THAT I AM SIGNING THIS AGREEMENT COMPLETELY WILLINGLY AND VOLUNTARILY AND THERE IS NO MEDICAL OR OTHER CONDITION THAT WOULD PREVENT ME FROM DOING SO.  I AGREE THAT CORPORATION HAS NOT SUBJECTED ME TO ANY COERCION OR DURESS AND HAVE DONE NOTHING TO FORCE ME TO SIGN THIS AGREEMENT.  I AGREE THAT IF I ASSERT OTHERWISE IN THE FUTURE I WILL NOT THEN BE TRUTHFUL.  I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY.

November 15, 2006	/s/ James E. Kirkpatrick
Date	James E. Kirkpatrick, Signature